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               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 4

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*
Bergman                        Barry                         L.
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  (Last)                       (First)                     (Middle)
421 Oak Avenue
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                                (Street)
Woodland                     CA                  95695
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   (City)                 (State)                 (Zip)
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Issuer Name and Ticker or Trading Symbol
RHPS
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year
December 1998
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
[ ] Director                          [  ] 10% Owner
[x] Officer (give title below)        [  ] Other (specify below)
             Winemaker
             ------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
[x] Form filed by One Reporting Person
[ ] Form filed by More than One Reporting Person

==============================================================================================================================

                    Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.Title of Security         2.Transaction 3.Transaction 4.Securities Acquired (A) 5.Amount of     6.Ownership  7.Nature of
  (Instr. 3)                  Date          Code          Or Disposed of (D)        Securities      Form:        Indirect
                              (Month/       (Instr. 8)    (Instr. 3, 4 and 5)       Beneficially    Direct       Beneficial
                              Day/                                                  Owned at        (D) or       Ownership
                              Year)       ------------- -------------------------   End of Month    Indirect (I)
                                          Code     V    Amount  (A) or    Price     (Instr. 3 and 4)(Instr. 4)   (Instr. 4)
                                                                (D)
------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/4/98       P             1,000   A       3.0625        1,000            D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

FORM 4 (continued)

              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative2.Conver-3.Trans-4.Trans-   5.Number of 6.Date Exer-7.Title and Amount8.Price9.Number10.Owner- 11.Nature
  Security             sion or  action  action     Derivative  cisable and of Underlying     of     of deriv- ship     of
  (Instr. 3)           Exercise Date    Code       Securities  Expiration  Securities        Deriv- ative     Form of  Indirect
                       Price of         (Instr. 8) Acquired (A)Date        (Instr. 3 and 4)  ative  Secur-    Deriv-   Benefi-
                       Deri-    (Month/            or Disposed (Month/Day/                   Secur- ities     ative    cial
                       vative   Day/               of (D)      Year)                         ity    Bene-     Security:Owner-
                       Security Year)              (Instr. 3,                                (Instr.ficially  Direct   ship
                                                   4 and 5)                                  5)     Owned     (D) or   (Instr. 4)
                                                                                                    at End of Indirect
                                                             -------------- ---------------         Month     (I)
                                                             Date   Expira-       Amount or          (Instr. 4)(Instr. 4)
                                      ---------- ----------- Exer-  tion    Title Number of
                                      Code  V     (A)    (D) cisable Date         Shares
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
Incentive stock option                                                      Common
(Right to buy)           2.969 3/3/98   A   V    5,000        (1)   3/3/08  Stock   5,000    2.969   5,000        D
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
Explanation of Responses:
(1) Options are exercisable 1,250 on or after March 3, 1999,
    2,500 on or after March 3, 2000, 3,750 on or after March 3, 2001, and 5,000 on or after March 3, 2002.

      //s//Barry L. Bergman                     January 7, 1999
           -------------------------------      ------------------
      **Signature of Reporting Person                  Date

** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.